Exhibit 99.1

COOPER STANDARD REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

•	Sales of $765 million, up 11% from first quarter 2011

•	Strong balance sheet and liquidity to support growth

•	Full year 2012 guidance reaffirmed

NOVI, Mich., May 9, 2012 - Cooper-Standard Holdings Inc. (OTCBB: COSH), the parent company of Cooper Standard Automotive, a leading global supplier of automotive sealing, fluid and anti-vibration systems, today announced financial results for the first quarter ended March 31, 2012. The Company also reaffirmed its previous outlook for 2012.

“Our strong sales performance is reflective of our strategic initiatives taking hold as both our acquisitions and footprint expansion are contributing to our sales growth,” said Jim McElya, chairman and chief executive officer, Cooper Standard. “Over the next several years the industry is expected to continue to grow at the compounded annual rate of more than five percent and Cooper Standard is poised to exceed this rate.”

First quarter 2012 results

The Company reported revenue of $765.3 million for the first quarter of 2012, representing growth of 11 percent as compared to $688.8 million in the first quarter of 2011. This increase is reflective of strong vehicle production in North America, varying volume and vehicle mix in other regions, and businesses acquired during 2011. Foreign exchange had an unfavorable impact of $17.5 million.

Gross profit for the quarter ended March 31, 2012 was $121.7 million compared to $120.8 million in the first quarter of 2011. The Company’s revenue growth and lean initiatives offset increases in raw material prices, operating costs and expenses related to launch and expansion activities.

The Company reported net income of $23.8 million in the first quarter of 2012, compared to $44.9 million in 2011, which included an $11.4 million gain from a sale of a portion of the Company’s interest in a joint venture. Other factors contributing to the lower net income for the quarter included increases in selling, general and administrative expense related to planned additions to engineering resources to support the Company’s research and development efforts and customers’ global platform initiatives, foreign currency movement and slight increase in restructuring charges and effective tax rate. The Company reported net income of $0.90 per share on a fully diluted basis.

For the first quarter, Cooper Standard reported adjusted EBITDA of $83.2 million or 10.9 percent of sales, as compared to $91.9 million in the first quarter of 2011.

Financial metrics remain strong with net debt1 of approximately $195 million as of the end of the quarter and liquidity of $392.4 million, comprised of $296 million in cash and approximately $96 million in availability under the Company’s revolving credit facility.

2012 outlook

The Company reaffirms its outlook for 2012, as provided when it reported fourth quarter 2011 results. For 2012, the Company expects to generate sales of between $2.85 billion and $2.95 billion assuming North American vehicle production volume of 14.4 million units and European production volume of 18.9 million units. Cooper Standard expects to make capital expenditures of between $110 million and $120 million as it continues expanding its emerging market presence to support customer growth and new business opportunities. The Company expects to incur cash restructuring expenses of between $45 million and $55 million, of which approximately half will be related to the previously announced Cooper Standard France joint venture restructuring. Cash taxes are expected to be in the range of $25 million to $30 million.

Net income to adjusted EBITDA reconciliation

The following table provides a reconciliation of EBITDA and adjusted EBITDA to net income, which is the most directly comparable U.S. GAAP financial measure (dollars in millions):

	Three Months Ended March 31,
	2011	2012

Net income	$44.9	$23.8
Provision for income tax expense	12.3	8.1
Interest expense, net of interest income	9.9	11.2
Depreciation and amortization	28.9	31.6

EBITDA	$96.0	$74.7
Net gain on partial sale of joint venture (1)	(11.4)	—
Restructuring (2)	4.6	6.1
Noncontrolling interest restructuring (3)	—	(0.3)
Stock-based compensation (4)	2.7	2.7

Adjusted EBITDA	$91.9	$83.2

(1)	Net gain on partial sale of ownership percentage in joint venture.
(2)	Includes cash and non-cash restructuring.
(3)	Proportionate share of restructuring costs related to FMEA joint venture.
(4)	Non-cash stock amortization expense and non-cash stock option expense for grants issued at emergence from bankruptcy.

Management considers EBITDA and adjusted EBITDA as key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. Adjusted EBITDA is defined as net income adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization and certain non-recurring items that management does not consider to be reflective of the Company’s core operating performance.

[1]	Net debt includes debt payable within one year of $37.2 million and long-term debt of $453.9 million less cash and cash equivalents of $296 million.

When analyzing the Company’s operating performance, investors should use EBITDA and adjusted EBITDA in addition to, and not as alternatives for, net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of the Company’s performance. EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under GAAP. Other companies may report EBITDA and adjusted EBITDA differently and therefore Cooper Standard’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA, it should be noted that in the future Cooper Standard may incur expenses similar to or in excess of the adjustments in the above presentation. This presentation of adjusted EBITDA should not be construed as an inference that Cooper Standard’s future results will be unaffected by unusual or non-recurring items.

Conference call details

Cooper Standard’s executive team will host a conference call and webcast with investors on Thursday, May 10 at 9 a.m. ET to discuss its 2012 first quarter results, provide a general business update and respond to investor questions.

An interactive webcast will also be available via http://www.ir.cooperstandard.com/eventdetail.cfm?eventid=112997

To participate in the live question-and-answer session, callers in the United States and Canada should dial toll-free 800-949-4315 (international callers dial 678-825-8315) and provide the conference ID 76868350 or ask to be connected to the Cooper Standard teleconference. Callers should dial in at least five minutes prior to the start of the call. Financial and automotive analysts are invited to ask questions after the presentations are made.

Individuals unable to participate during the live teleconference or webcast may visit the Investors portion of the Cooper Standard website (http://www.cooperstandard.com) for a webcast or podcast replay of the presentation.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include body sealing systems, fluid handling systems and anti-vibration systems. Cooper Standard employs approximately 21,500 people globally and operates in 19 countries around the world. For more information, please visit the Company’s website at www.cooperstandard.com.

Forward Looking Statements

This press release includes forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act, reflecting management’s current analysis and expectations, based on what are believed to be reasonable assumptions. The words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: the Company’s dependence on the automotive industry; further restructuring of the Company’s customers; availability and cost of raw materials; pricing pressures and volume requirements of the Company’s customers; the ability to meet significant increase in customer demand; increased costs negatively impacting the Company’s profitability; competition in the automotive industry; sovereign and other risks related to conducting operations outside the United States; foreign currency fluctuations; the Company’s ability to achieve benefits from its joint venture operations not operated for the Company’s sole benefit; the Company’s exposure to the uncertainty of political disruptions and increased violence in Mexico; the uncertainty of the Company’s ability to achieve expected cost reduction savings; the Company’s dependence on certain major customers and platforms; the Company’s exposure to product liability and warranty claims; labor conditions; the Company’s ability to attract and retain key personnel; the Company’s ability to meet customers’ needs for new and improved products in a timely manner; the Company’s ability to select and integrate attractive business acquisitions; the Company’s legal rights to its intellectual property portfolio; environmental and other regulations; the outcome of legal proceedings the Company is or may become party to; volatility in the Company’s expected annual effective tax rate; impact of the Company’s capital structure on its financial condition and ability to obtain financing in the future; the Company’s ability to generate cash to meet its debt and other cash obligations; the Company’s pension plans; any impairment of a significant amount of the Company’s goodwill or other intangible asset; potential conflicts of interest between the Company’s owners and the Company; limitations on flexibility in operating the Company’s business contained in its debt agreements; the Company’s exposure to natural disasters; and other risks described from time-to-time in the Company’s Securities and Exchange Commission filings. There may be other factors that may cause the Company’s actual results to differ materially from those projected in any forward-looking statement. Accordingly, there can be no assurance that Cooper Standard will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide a safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change and which Cooper Standard does not intend to update. The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

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Contact for Analysts: Glenn Dong Cooper Standard (248) 596-6031 investorrelations@cooperstandard.com	Contact for Media: Sharon Wenzl Cooper Standard (248) 596-6211 sswenzl@cooperstandard.com